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                                                              EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Beacon Power Corporation on Amendment No. 4 to Form S-1 of our report dated May 25, 2000 (September 22, 2000 as to the last two paragraphs of Note 15 and November 13, 2000 as to Note 16), and our report dated October 23, 2000 (October 24, 2000 as to Note 17 and November 13, 2000 as to Note 18) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
November 13, 2000